Exhibit 5.1

300 North LaSalle
Chicago, IL 60654

(312) 862-2000	Facsimile:
www.kirkland.com	(312) 862-2200

October 25, 2013

Boise Cascade Company

1111 West Jefferson Street, Suite 300

Boise, Idaho 83702-5389

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Boise Cascade Company (formerly known as Boise Cascade, L.L.C.), a Delaware corporation (the “Issuer”), and the guarantors listed on Exhibit A hereto (collectively, the “Guarantors,” and together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $50,000,000 in aggregate principal amount of its 6 3/8% Senior Notes due 2020 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 16, 2013. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of October 22, 2012 (the “Indenture”), by and among the Issuer, Boise Cascade Finance Corporation (which was merged with and into the Issuer, with the Issuer as the surviving corporation, on March 28, 2013), Boise Cascade Holdings, L.L.C., a Delaware limited liability company, the Guarantors and U.S. Bank National Association, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s outstanding 6 3/8% Senior Notes due 2020 (the “Outstanding Notes”), of which $50,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and certificates of formation, as applicable, and bylaws and operating agreements, as applicable, of the Registrants, (ii) resolutions of the boards of directors, member or manager of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of August 15, 2013, by and among the Issuer, the Guarantors party thereto, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. (collectively, the “Initial Purchasers”), for themselves

New York	Hong Kong	London	Los Angeles	Munich	Palo Alto	San Francisco	Shanghai	Washington, D.C.

and on behalf of the other initial purchasers of the Outstanding Notes, and (vi) forms of the Exchange Notes and the notations of guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) any applicable prospectus supplement is prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Outstanding Notes in exchange for the Outstanding Notes and the guarantees related thereto, the Exchange Notes will be valid and binding obligations of the Issuer and the Guarantees will be validly issued and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Act of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Exhibit A

Guarantors

Boise Cascade Building Materials Distribution, L.L.C., a Delaware limited liability company

Boise Cascade Wood Products Holdings Corp., a Delaware corporation

Boise Cascade Wood Products, L.L.C., a Delaware limited liability company

BC Chile Investment Corporation, a Delaware corporation

Chester Wood Products LLC

Moncure Plywood LLC

Stack Rock Capital, L.L.C., a Delaware limited liability company